Exhibit 99.1

FOR RELEASE ON THURSDAY, AUGUST 27 AT 9:00 AM EASTERN

Farmland Partners Inc. Announces FPI Loan Program for Farmers and Originates First Agricultural Lending Transaction

DENVER, August 27, 2015 /PRNewswire/ - Farmland Partners Inc. (NYSEMKT:FPI) (the “Company”) announced today the launch of the FPI Loan Program, an agricultural lending product aimed at farmers, as a complement to the Company’s current business of acquiring and owning farmland and leasing it to farmers. Under the FPI Loan Program, the Company expects to originate loans secured by farm real estate with most loans expected to be in principal amounts ranging from $500,000 to $5 million at fixed interest rates and maturities of up to two years.

The FPI Loan Program addresses a market need created by short term cash flow pressure on farmers who otherwise maintain solid balance sheets, and a regulatory environment that we believe restricts traditional bank lenders’ ability to make asset-backed loans. The Company will leverage its existing operational infrastructure to perform loan underwriting quickly to meet borrowers’ funding needs, while adopting conservative loan-to-value criteria to ensure principal protection.

The Company also announced that it has originated its first loan under the FPI Loan Program to a major Midwest farm operator. The loan is due in January 2016, has a fixed annual interest rate of 8% plus customary upfront points and fees, and is secured by first mortgages on farm real estate at approximately 50% loan-to-value. The loan will provide the borrower additional working capital during the fall harvest.

“American farmers are the most successful producers in the world, yet they often are short of capital to expand their businesses and weather commodity price volatility. The FPI Loan Program is another way we can help farmers succeed while giving our investors an attractive return,” said Paul Pittman, CEO of the Company. “We believe this will be a growing business for the Company in light of the market pressures facing farmers and the regulatory environment for traditional agriculture bank lending.”

Prospective borrowers are invited to submit confidential inquiries to FPILoans@farmlandpartners.com.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate. The Company’s portfolio is comprised of 122 farms with an aggregate of 71,355 acres (including two farms with an aggregate of 341 acres under contract) in Illinois, Nebraska, Colorado, Kansas, Arkansas, Louisiana, Mississippi, South Carolina, North Carolina, Virginia and Michigan. The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the potential terms of future loans and the Company’s lending strategy. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company faces many risks that could cause its actual performance to differ materially from the results contemplated by its forward-looking statements, including, without limitation, the risks related to leasing farmland to third-party tenants, including delays in executing new leases and failure to negotiate leases on terms that will enable the Company to achieve its expected returns, and the risks associated with real estate-related debt investments. These forward-looking statements are based upon the Company’s present expectations, but the events, expectations, intentions or prospects suggested by or reflected in these statements are not guaranteed to occur or be achieved, and you should not place undue reliance on such statements. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as may be required by law. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other documents filed by the Company with the Securities and Exchange Commission.